Exhibit 99.1

CURO Announces Commencement of Proposed Secondary Offering of Common Stock

May 14, 2018 04:16 PM Eastern Daylight Time

WICHITA, Kan.—(BUSINESS WIRE)—CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a market leader in providing short-term credit to underbanked consumers, announced today the commencement of a secondary offering of shares of its common stock. Certain of CURO’s stockholders are offering 5,000,000 shares of the Company’s common stock for sale. Additionally, the selling stockholders intend to grant the underwriters a 30-day option to purchase up to an additional 750,000 shares of the Company’s common stock. CURO is not selling any shares and will not receive any proceeds from the sale of the shares offered by the selling stockholders.

Credit Suisse Securities (USA) LLC, Jefferies LLC and Stephens Inc. are acting as joint book-running managers for the proposed offering. William Blair & Company L.L.C. and Janney Montgomery Scott LLC are also acting as co-managers for the offering.

This offering is being made only by means of a prospectus. A copy of the preliminary prospectus related to the offering may be obtained, when available, from: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, or by telephone at +1 (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com; Jefferies LLC, 520 Madison Ave., 2nd Floor, New York, NY 10022, Attention: Equity Syndicate Prospectus Department, phone: 877-821-7388, email: prospectus_department@jefferies.com; or Stephens Inc., 111 Center Street, Little Rock, AR 72201, phone: 501-377-2131, email: prospectus@stephens.com.

A registration statement on Form S-1 relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state or jurisdiction.

About CURO

CURO (NYSE: CURO), operating in three countries and powered by its fully integrated technology platform, is a market leader by revenues in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States, and expanding to offer online loans and financial services across three countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash, Rapid Cash, Cash Money, LendDirect, Avio Credit, WageDayAdvance, Juo Loans, and Opt+. With over 20 years of operating experience, CURO provides financial freedom to the underbanked.

Contacts

CURO Group Holdings Corp.

Investor Relations:

Roger Dean, 844-200-0342

Executive Vice President & Chief Financial Officer

IR@curo.com